Exhibit 11
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                   IMPERIAL INDUSTRIES, INC. AND SUBSIDIARIES

                  Statement Recomputation of Per Share Earnings



     Calculation of (loss) income per share for the years ended December 31, 1999, 1998 and 1997 are as follows:

                                           1999           1998           1997

Income before income taxes              $1,033,000   $1,761,000      $  892,000

Income tax benefit (expense):
  Current                                  (26,000)     (24,000)        (47,000)
  Deferred - net                           213,000      320,000         800,000
                                        -----------  -----------     -----------
                                           187,000      296,000         753,000
                                        -----------  -----------     -----------

Net income                               1,220,000    2,057,000       1,645,000

Less:  net charge for elimination
 of preferred stock                           -        (975,000)           -

Less:  dividends on redeemable
 preferred stock, $1.10 cumulative
 convertible series                           -        (248,000)       (330,000)
                                        -----------  -----------     -----------

     Net income (loss) applicable
       to common stockholders           $ 1,220,000  $  834,000      $1,315,000
                                        -----------  -----------     -----------

Basic earnings (loss) per
 common share                               $.15         $.13            $.22
                                            ----         ----            ----

Diluted earnings (loss) per
 common share                               $.15         $.12            $.21
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